Exhibit 99.1

CONTACTS:
Glen Ponczak
Investor Relations
414-524-2375

Monica Levy	Luce Rubio
Media Inquiries	Delphi Media Relations
414-524-2695	248-813-2618

JOHNSON CONTROLS TO ACQUIRE
DELPHI’S GLOBAL AUTOMOTIVE BATTERY BUSINESS

     Milwaukee, WI . . .March 22, 2005. . . Johnson Controls, Inc. (NYSE: JCI) today announced that it had signed a non-binding letter of intent to acquire Delphi Corporation’s global automotive battery business for approximately $212.5 million, subject to adjustments.

     Additionally, in conjunction with the acquisition, Johnson Controls anticipates receiving a global long-term contract to supply General Motors with original equipment batteries.

     The business to be acquired, which has annual consolidated revenues of approximately $600 million, would include Delphi’s battery operations in more than 10 countries, including joint venture interests in China and South Korea. Delphi’s U.S. automotive battery manufacturing locations are not included in the transaction. Delphi will supply batteries from its New Brunswick, New Jersey and Fitzgerald, Georgia operations through a contract manufacturing relationship with Johnson Controls during a transitional period through 2007.

     The acquisition enables Johnson Controls to participate in the rapidly-growing Asian automotive battery market, particularly in China. The total vehicle population in China is expected to double in the next five years, with new car production expected to grow at double-digit rates. The business being acquired has a leading position in original equipment batteries in China, as well as a presence in the Chinese aftermarket.

-more-

Johnson Controls

     “We expect that this acquisition will enable us to extend our technology and grow our business globally, develop a leadership position in Asia, and become the primary supplier of original equipment batteries to the world’s largest automaker,” said Gregg Sherrill, vice president of Johnson Controls’ automotive group — battery. “We’re very pleased about the potential these opportunities provide, and look forward to delivering our world-class quality and service to General Motors, and new original equipment and aftermarket customers around the world.”

     The transaction is expected to close in the summer of 2005, subject to satisfactory completion of due diligence procedures, negotiation and execution of a definitive acquisition agreement, receipt of necessary regulatory approvals, and a supply contract with General Motors.

     Johnson Controls is a leading global provider of automotive batteries. The company manufactures and distributes more than 80 million batteries annually, and is the world’s largest producer of power-storage devices for passenger vehicles and other applications.

     Johnson Controls has made forward-looking statements in this document pertaining to its letter of intent to acquire Delphi’s global automotive battery business and the award of a supply agreement with General Motors that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, including the completion of the transaction with Delphi and the finalization of a supply agreement with General Motors, as well as those factors discussed in the company’s Form 8-K (dated October 26, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

     Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is the largest supplier of integrated seating and interior systems, and batteries. For non-residential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE:JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

###